                                                                    Exhibit 10.1

                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                             UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2

March 6, 2003




Bala Iyer
4 Nidden
Irvine, CA  92612-3461

Dear Bala:

The purpose of this letter is to document the agreements we have reached as a result of our recent discussions regarding your role with the company, both prior to and following the planned spin-off of Mindspeed Technologies. This letter agreement supercedes all prior agreements.

ROLE

You will remain as Senior Vice President and Chief Financial Officer (CFO) of Conexant Systems, Inc. until the completion of a Mindspeed Technologies spin-off or December 31, 2003, whichever is earlier. In the event of a Mindspeed spin-off prior to December 31, 2003, you will assist in the recruitment of a CFO for Mindspeed and upon the spin-off of Mindspeed you will resign from your position as CFO and an officer of Conexant. At the time of the spin-off you will join Mindspeed as an employee, and act in an advisory role, reporting to both the Mindspeed CEO, Raouf Halim and myself, as Chairman of the Mindspeed Board. In this role you will provide start-up assistance to the new CFO and transition services to Raouf Halim as requested. In addition, as part of this transition role, you will assist in special projects and provide advisory services to me as needed. You will continue with your current position on the Conexant Board of Directors.

TERMS AND CONDITIONS OF THIS TRANSITION

      1. Beginning January 1, 2004 and continuing through January 1, 2005 you will be placed on a paid leave of absence during which time salary will continue on a bi-weekly pay schedule, benefits, and option vesting will continue. Continued option vesting will apply to all outstanding Skyworks, Conexant, and Mindspeed employee options (Please note that options awarded by Skyworks for Board service are governed by the Skyworks Director option plan and vesting is contingent on continuing Skyworks Board service). All employee options vested as of January 1, 2005 will remain exercisable by you during the period of your continued Board service to Conexant.

      2.    ***

      3. You will be permitted to earn the $150,000 retention bonus paid to you in January, 2003, and earned on December 31st 2003, provided you make all reasonable and good faith efforts to perform the role described above.
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      4.    Conexant will cover direct costs associated with your Northern
            California residence up to a maximum of $100,000 provided that the sale of the property closes on or before December 31, 2004.

Regards,


/s/ Dwight W. Decker

Dwight W. Decker
Chairman & CEO
Conexant Systems, Inc.


cc:  Raouf Halim





Accepted: /s/ Bala Iyer                     3/28/03
          _____________________________     ______________________
          Bala Iyer                         Date